The Fund for Growth and Income, April 30, 2010, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	22,649
Class B	   209
Class C	    39

72DD2 (000s omitted)

Class M	     89
Class R	     13
Class Y	    476

73A1

Class A	 0.056
Class B	 0.011
Class C	 0.012

73A2

Class M	 0.026
Class R	 0.042
Class Y	 0.070


74U1	(000s omitted)

Class A   392,003
Class B    15,998
Class C     3,187

74U2	(000s omitted)

Class M      3,290
Class R        302
Class Y      6,423

74V1

Class A   12.83
Class B   12.60
Class C   12.77

74V2

Class M   12.72
Class R   12.76
Class Y   12.86


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.